                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934


                                    PCCW Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Ordinary Shares, par value HK $0.25
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   69319HAA1
                  ---------------------------------------------
                                 (CUSIP Number)

                               December 31, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.


         The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended ("Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 10 pages

CUSIP NO. 677007502
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       American International Group, Inc.
       I.R.S. Identification No. 13-2592361
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)      [ ]
                                                    (b)      [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Incorporated under the laws of the State of Delaware
--------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER
  NUMBER OF                            0
   SHARES                     --------------------------------------------------
BENEFICIALLY            6.    SHARED VOTING POWER
  OWNED BY                     614,935,338
    EACH                      --------------------------------------------------
 REPORTING              7.    SOLE DISPOSITIVE POWER
   PERSON                              0
    WITH                      --------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER
                               614,935,338
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON
                                            614,935,338
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                     [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  (9)
                                             9.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

                                       HC

CUSIP NO. 677007502
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       AIG Global Asset Management Holdings Corp.
       I.R.S. Identification No. 13-3870953
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                             (a)      [ ]
                                             (b)      [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Organized under the laws of the State of Delaware
--------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER
  NUMBER OF                            0
   SHARES                     --------------------------------------------------
BENEFICIALLY            6.    SHARED VOTING POWER
  OWNED BY                     614,935,338
    EACH                      --------------------------------------------------
 REPORTING              7.    SOLE DISPOSITIVE POWER
   PERSON                              0
    WITH                      --------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER
                               614,935,338
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON
                                            614,935,338
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                     [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  (9)
                                              9.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON
                                       HC

CUSIP NO. 677007502
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       AIG Global Investment Corp.
       I.R.S. Identification No. 06-1078320
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)      [ ]
                                                    (b)      [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Organized under the laws of the State of New Jersey
--------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER
  NUMBER OF                            0
   SHARES                     --------------------------------------------------
BENEFICIALLY            6.    SHARED VOTING POWER
  OWNED BY                     614,935,338
    EACH                      --------------------------------------------------
 REPORTING              7.    SOLE DISPOSITIVE POWER
   PERSON                              0
    WITH                      --------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER
                               614,935,338
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON
                                            614,935,338
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                     [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  (9)
                                              9.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

                                       IA

ITEM 1 (a).       NAME OF ISSUER:

                  PCCW Limited

ITEM 1 (b).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  39th Floor, PCCW Tower
                  Taikoo Place, 979 King's Road
                  Quarry Bay, Hong Kong K3 00000

ITEM 2 (a).       NAME OF PERSON(S) FILING:

                  American International Group, Inc.

                  AIG Global Asset Management Holdings Corp.

                  AIG Global Investment Corp.


ITEM 2 (b).       ADDRESS OF PRINCIPAL BUSINESS OFFICE(S):

                  American International Group, Inc.
                  70 Pine Street
                  New York, New York  10270

                  AIG Global Asset Management Holdings Corp.
                  70 Pine Street
                  New York, New York 10270

                  AIG Global Investment Corp.
                  175 Water Street
                  New York, New York 10038

ITEM 2 (c).       CITIZENSHIP:

                  The information requested hereunder is set forth under Item 4 of the cover pages to this Schedule 13G.

ITEM 2 (d).       TITLE OF CLASS OF SECURITIES:

                  Ordinary Shares, par value HK $0.25

ITEM 2 (e).       CUSIP NUMBER:  69319HAA1

ITEM 3.       TYPE OF PERSONS FILING:

                       American International Group, Inc.:

                       (g) Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G) promulgated under the Securities Exchange Act of 1934, as amended (the "Act")

                       AIG Global Asset Management Holdings Corp.:

                       (g) Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) promulgated under the Act

                       AIG Global Investment Corp.:

                       (e) Investment Adviser, in accordance with Rule 13d-1(b)(ii)(E) promulgated under the Act

 ITEM 4.               OWNERSHIP.

                       (a) through (c). The information requested hereunder is set forth under Items 5 through 9 and Item 11 of the cover pages to this Schedule 13G.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS.

                       Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                       ANOTHER PERSON.

                       Not applicable.

ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                       WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                       See Exhibit 1 attached hereto for the information requested hereunder with respect to the relevant subsidiaries of American International Group, Inc.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                       GROUP.

                       Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

                       Not applicable.

ITEM 10.      CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2006

                          AMERICAN INTERNATIONAL GROUP, INC.


                          By /s/ Win J. Neuger
                          -------------------------------------------
                          Name: Win J. Neuger
                          Title:Executive Vice President and
                                Chief Investment Officer


                          AIG GLOBAL ASSET MANAGEMENT HOLDINGS CORP.


                          By /s/ Win J. Neuger
                          -------------------------------------------
                          Name:  Win J. Neuger
                          Title: Chairman and Chief Executive Officer


                          AIG GLOBAL INVESTMENT CORP.


                          By /s/ Win J. Neuger
                          -------------------------------------------
                          Name:  Win J. Neuger
                          Title: Chairman and Chief Executive Officer

                                  EXHIBIT INDEX



Exhibit 1 Identification and Classification of the Subsidiaries Which Acquired the Security Being Reported on by the Parent Holding Company

Exhibit 2     Agreement of Joint Filing